Exhibit 10.20
LOGISTICS SERVICES AGREEMENT

This LOGISTICS SERVICES AGREEMENT (hereinafter, “AGREEMENT”) is made and entered into as of the 22nd day of March, 2019 (the “EFFECTIVE DATE”), by and between National Distribution Centers, LLC., a Delaware limited liability company with its principal place of business located at 1515 Burnt Mill Road, Cherry Hill, NJ 08003 (hereinafter, “NFI”) and Kirkland’s, Inc., a Tennessee corporation with its principal place of business located at 5310 Maryland Way, Brentwood, TN 37027 (hereinafter, “KIRKLAND’S”). NFI and Kirkland’s are collectively hereinafter referred to as “PARTIES.”

Whereas
NFI provides storage, reception, distribution, inventory management, value added and logistics services for various products and possesses the know-how, experience, personnel, equipment, space and ability required for providing the services, as defined below, to KIRKLAND’S;

Whereas
KIRKLAND’S wishes to receive from NFI the logistics services and the value added work set forth in Appendix A to this AGREEMENT (hereinafter, “SERVICES”) for imported products and/or domestically procured products (hereinafter, “GOODS”), in accordance with the appendices to this document as well as the terms and conditions set forth in this AGREEMENT and the appendices hereto;

Whereas	NFI operates storage and distribution centers that are suitable for providing the SERVICES, including the facility that is located at 1901 Danieldale Road, Lancaster, TX 75134 (hereinafter, “DC”);

Whereas	the PARTIES wish to memorialize their relationship and their mutual rights and obligations in this AGREEMENT;

Whereas	the preamble and Appendices A through E to this AGREEMENT constitute an integral part of this AGREEMENT;

Now therefore the PARTIES have declared, stipulated and agreed as follows:

1.    Preamble

•	The preamble to this AGREEMENT constitutes an integral part hereof.

•	The appendices to this AGREEMENT constitute an integral part hereof.

•	The section headings are solely for the sake of convenience and shall not serve to interpret this AGREEMENT.

2.    The engagement

2.1
NFI shall provide the SERVICES for the GOODS that shall be submitted by KIRKLAND’S for handling at NFI’s DC, in accordance with the terms and conditions set forth in this AGREEMENT and pursuant to the requirements set forth in the appendices to this Agreement, unless otherwise instructed in writing by KIRKLAND’S with regard to specific GOODS in particular. The number of square feet at the DC to be designated for KIRKLAND’S GOODS hereunder shall be two hundred thousand (200,000) square feet. KIRKLAND’S shall be responsible for the payment of the fixed fees set forth hereunder for the entire 200,000 square feet, even if the number of square feet actually utilized for the storage of GOODS is less than 200,000. NFI will assure that such space is reserved exclusively for KIRKLAND’s, and if such space is used for any other NFI client KIRKLAND’S will receive credit.

2.2
The transfer of GOODS from import or from domestic procurement to NFI’s storage and DC shall be implemented by KIRKLAND’S, at its expense and at its sole responsibility. If KIRKLAND’S should choose to utilize the SERVICES of NFI for this matter, it shall be costed and updated accordingly, including with regard to shipping liability.

2.3	The transfer of GOODS from NFI’s DC to the various Distribution points shall be managed and implemented by NFI, at KIRKLAND’S’s expense.

2.4	Transfer of KIRKLAND’S’s GOODS to the DC by KIRKLAND’S shall begin on or about July 01, 2019 and shall progress as coordinated between the PARTIES until the date of commencement as defined below.

2.5
KIRKLAND’S shall promptly provide up-to-date and reasonably detailed information to NFI regarding the dates of arrival and the type and quantity of the GOODS that are expected to arrive at the DC each time.

3.	Declarations and undertakings

NFI declares and undertakes as follows:

3.1
It is the lessee and legal possessor of the DC under a valid lease (the “Lease”) expiring on April 30, 2020 and NFI has the right to renew the Lease through April 30, 2030. NFI shall promptly provide written notice to KIRKLAND’S of any default or notice of default under the Lease.

3.2	It possesses all necessary licenses and permits required to operate the DC and to provide the SERVICES.

3.3
It shall ensure that the DC is clean and maintains certification from all applicable regulators. NFI shall ensure that the DC and its operation are in compliance with all applicable Federal, State, or Local laws.

3.4	It shall comply in all material respects with the requirements of the Quality Agreement attached hereto as Appendix C, which is hereby incorporated herein by reference

3.5	[Intentionally Omitted]

3.6	Subject to the Operational Assumptions (as hereinafter defined), NFI has the capacity to prepare orders of different volumes and the ability to deal with different types of carriers.

3.7	The DC shall comply with the Warehouse Security Standards set forth on Appendix D.

3.8
Upon arrival of the GOODS into the DC, NFI shall conduct an external visual and physical inspection of the most external packaging of the GOODS. If a defect should be discovered in such external packaging of the GOODS that arrive at the DC from KIRKLAND’S (i.e., visible or readily detectable damage to the package, a quantitative discrepancy between the inventory and the details in the shipping documents, and so forth), NFI shall notify KIRKLAND’S in writing providing details of the defect/ fault/shortage. Appendix G sets forth procedures to be followed by NFI in handling and reporting any such defects, damage or discrepancies.

3.9
Notification of the visual or readily detectable defect or damage to external packaging inspected by NFI shall be submitted to KIRKLAND’S within one business day from the date of arrival of the GOODS into the DC.

3.10	For the avoidance of doubt and subject to Section 7, NFI shall not be liable for any damage of any type or kind whatsoever which it can establish occurred prior to its receipt of the GOODS.

KIRKLAND’S declares and undertakes as follows

3.12
It has seen and examined the DC and its various systems and facilities, the access roads thereto, and the area designated for the GOODS and the SERVICES, and, subject to NFI’s compliance with the terms and conditions of this AGREEMENT, it has found them all to be reasonably suitable for its needs and requirements.

3.13
The SERVICES and operating procedures set forth in the appendices to this Agreement were formulated in conjunction with KIRKLAND’S and accurately reflect KIRKLAND’S’s requirements. NFI shall have no obligation to perform any other services that are not contemplated herein or in the Quality Agreement and/or which were not agreed upon separately in writing between the PARTIES.

3.14
If necessary, KIRKLAND’S shall appoint a representative on its behalf who shall coordinate the work with NFI, and he/she shall be authorized to act and to obligate KIRKLAND’S with regard to various matters that shall derive from the performance of this AGREEMENT.

3.15
KIRKLAND’S shall package, wrap, label and mark its GOODS that are the subject of the SERVICES in all material respects in accordance with all local, state, provincial, federal and international laws, rules, regulations and ordinances (“Applicable Laws”). KIRKLAND’S will provide NFI prior written notice of any materials or substances which constitute “Hazardous Materials.” For purposes of this AGREEMENT, “Hazardous Materials” means any substance which is or becomes regulated under any Applicable Law, statute, regulation, ordinance, rule or order relating to the environment or the transportation or storage of GOODS, materials or substances. For all such materials, products or substances for which Material Safety Data Sheets exist, KIRKLAND’S will provide NFI with the most up-to-date forms and will update NFI with amended Material

Safety Data Sheets when appropriate. KIRKLAND’S shall have the affirmative obligation to inform NFI how to handle and dispose of such Hazardous Materials and to investigate and inform NFI of the status of Hazardous Materials, and KIRKLAND’S failure to know such designations or of any handling or disposal obligations with regard to the same will be no defense against its failure to conform to the provisions of this Section. NFI acknowledges and agrees that the GOODS to be stored at the DC shall include fragrance products that are flammable and are considered “hazardous materials” and/or “dangerous goods” under certain U.S. and international rules and regulations.

3.16
KIRKLAND’S warrants that it is either the owner, or the authorized agent of the owner of the GOODS subject to this AGREEMENT and, also, that it is accepting these terms and conditions not only for itself, but also as agent for and on behalf of the owner, if someone else.

4.	Hours of provision of the SERVICES

4.1
On the interim days of holidays and at other times requested, the DC shall be open upon prior coordination between NFI and KIRKLAND’S. Notwithstanding the foregoing, NFI shall be solely responsible for establishing operating hours and, subject to the Operational Assumptions, providing staffing sufficient to provide the SERVICES (including without limitation, during peak volume periods) in accordance with the terms of this AGREEMENT.

4.1	KIRKLAND’S and/or anyone on its behalf shall be entitled to visit the DC during normal business hours upon reasonable advance notice.

5.	The SERVICES

5.1
NFI undertakes to supply the SERVICES as set forth in Appendix A to this AGREEMENT in a professional and workmanlike manner, in accordance with prevailing industry standards and in compliance with all Applicable Laws.

5.2
This AGREEMENT, together with its Appendices and the Quality Agreement accurately reflects everything agreed between NFI and KIRKLAND’S in all matters pertaining to the SERVICES, including, but not limited to, work procedures, work methods, communications, reports, inventory, stocktaking, allowable depreciation/shrinkage, and so forth.

5.3
NFI undertakes to maintain in the DC all the appropriate systems and infrastructure, as well as the professional personnel required, to fulfill all its undertakings as set forth in this AGREEMENT and the appendices hereto.

5.4	The date of commencement of provision of the SERVICES pursuant to this AGREEMENT shall be July 1, 2019 (hereinafter, “Date of Commencement”).

5.5
NFI may not move any GOODS from the DC other than in compliance with this Agreement or with KIRKLAND’S’s prior written consent. NFI may move GOODS within the DC. Notwithstanding the foregoing, NFI may, one time during the Term of this Agreement upon giving KIRKLAND’S sixty (60) days’ prior written notice, move KIRKLAND’S GOODS out of the DC and to a different warehouse facility (of similar quality) within a seven (7) mile radius of the DC (which facility shall then be deemed the “DC” for purposes of this Agreement), which move shall occur at NFI’s sole cost and expense, and provide the Services at such new facility for the remainder of the Term pursuant to the terms hereof. Notwithstanding the foregoing such move shall not occur during KIRKLAND’S peak season (September 1 thru January 31).

6.	The Consideration and Payment Terms

6.1
In consideration of fulfillment of its obligations pursuant to this AGREEMENT, KIRKLAND’S shall pay NFI the consideration set forth in Appendix B to this AGREEMENT. KIRKLAND’S agrees that two (2) times during the term of this AGREEMENT it will negotiate in good faith an increase to the rates in the event that there are material increases in costs beyond the control of NFI, including but not limited to increases due to (a) increases in minimum wages or (b) regulatory actions (provided that any statutory increase in minimum wages that will be phased in over time may be accounted for in one or more rate increases mutually agreed upon at the time of negotiation).

6.2
NFI shall invoice KIRKLAND’S separately for each of the fixed fees and the variable handling fees. The fixed fees shall be invoiced on the first of each month with thirty (30) day terms (no advance billing). The variable handling fees shall be invoiced on a weekly basis following provision of such Services and be payable by KIRKLAND’S within thirty (30) days from the date of invoice. Notwithstanding the foregoing, in the event that KIRKLAND’S becomes insolvent, KIRKLAND’S shall be required to make advance payment for all Services to be provided hereunder.

6.3
KIRKLAND’S shall pay all undisputed amounts invoiced as provided in Section 6.2. KIRKLAND’S shall only dispute amounts in reasonable good faith and shall provide NFI with written notice of the basis for disputing any amounts on an invoice within 30 days of KIRKLAND’S’s receipt of NFI’s invoice. Payments not received by NFI within fifteen (15) days of KIRKLAND’S’s receipt of written notice that such payment is overdue will be subject to a service charge of 1% per month on the unpaid balance.

6.4
KIRKLAND’S acknowledges and agrees that the rates set forth on Appendix B are based specifically on certain operational assumptions and product characteristics, as set forth on Appendix B (the “Operational Assumptions”). In the event that at any time during the Term such Operational Assumptions do not accurately reflect the volume, types (including dimensions, weight or other characteristics) of GOODS being delivered to NFI, handling requirements or levels of services being provided by NFI hereunder in any material respect (i.e., in excess of a ten percent (10%) variance as reviewed semi-annually by the PARTIES), then NFI and KIRKLAND’S will negotiate in good faith new pricing to reflect such changed Operational Assumptions.

6.5
KIRKLAND’S shall pay to NFI the unpaid “Start-up Costs” under Section 3 of the Letter of Intent dated February 14, 2019 between NFI and KIRKLAND’S in the amounts and on the dates set forth thereunder. Failure to make any such payments when due will be deemed a material default of this AGREEMENT not subject to cure. In the event this AGREEMENT is terminated for any reason prior to the payment in full of all Start-up Costs under this Section 6.5, all such remaining unpaid Start-up Costs shall become immediately due and payable to the extent actually incurred.

7.	Liability and Insurance

7.1
Physical inventories of the GOODS at the DC shall be taken at the request of KIRKLAND’S and such other procedures as may be mutually agreed upon. Shortages of GOODS shall be charged to NFI at KIRKLAND’S replacement cost subject to the limit of liability set forth in Section 7.2 below. For the first year that this AGREEMENT is in effect, NFI shall be allowed an annual operational no-fault "loss-damage/shrinkage” allowance, for which NFI shall not be liable, of 0.75% of the value of Throughput ("Throughput" for purposes of this Article Seven is the annual dollar value of receipts (inbound) and shipments (outbound) based on MANUFACTURER’S REPLACEMENT COST of the GOODS, divided by two). For all subsequent periods during which this AGREEMENT is in effect, Contractor shall be allowed an annual operational no-fault "loss-damage/shrinkage” allowance, for which NFI shall not be liable, of 0.50% of the value of Throughput. MANUFACTURER’S REPLACEMENT COST shall be KIRKLAND’S manufacturing or purchase cost for the GOODS plus the inbound freight and insurance costs from the production site to the DC. Any overages will be used to offset any shrinkage allowance in subsequent periods.

7.2
In the event of loss or damage to GOODS in the Facility in excess of the loss/damage allowance that results from a breach of the terms and conditions of this AGREEMENT or from the negligent acts or omissions of NFI or any of its officers, directors, employees, or subcontractors, NFI shall reimburse KIRKLAND’S at MANUFACTURER’S replacement cost up to a maximum of USD $5,000,000 per occurrence and in the annual aggregate.

7.3
NFI shall not be liable for any damage incurred to the GOODS (a) as a result of any impairment or defect whatsoever in the manufacturing or packaging of the products and/or as a result of any characteristic whatsoever that is connected with the substance or nature of the GOODS and which does not originate in provision of the SERVICES by NFI, (b) occurring prior to or subsequent to NFI’s care, custody and control of the GOODS; (c) attributable to or otherwise caused by the acts or omissions of transportation service providers; (d) attributable to concealed damage or leakage; or (e) attributable to or otherwise caused by the negligence or intentional misconduct of KIRKLAND’S or any of its employees, agents or subcontractors.

7.4
Liability for GOODS in transit from the DC to KIRKLAND’S customers or locations shall be per the standard terms of the specific carrier and are the responsibility of the carrier. Claims for damage or loss in this instance shall be made directly to the carrier. Notwithstanding the foregoing, NFI would remain liable for any damage to GOODS occurring during its outbound loading of trailers from the DC.

7.5
Other than third party indemnification claims hereunder, NFI shall not be liable for any indirect, special and/or consequential damages, whether in contract or in tort, including, but not limited to, loss of markets or loss of profits or opportunity, factory or line downtime, consequences of delay or deviation howsoever caused arising out of or in connection with this AGREEMENT or the provision of any SERVICES or any failure to provide SERVICES.

7.6
(a)    At all times during the term of this AGREEMENT, NFI shall maintain in full force and effect the following types and minimum coverage limits of insurance for the liability of NFI and all other persons performing on NFI’s behalf: (i) commercial general liability insurance for death, bodily injury, property damage and for personal injury in limits of not less than USD 1,000,000 per occurrence; (ii) workers' compensation in compliance with the applicable statutory limits, including employers liability in limits of not less than USD 1,000,000 per incident; and (iii) warehouse liability insurance covering the provision by NFI of warehouse operator services, freight forwarding services, and logistics services (including but not limited to inventory management and pick and pack services) in limits of liability of not less than USD 5,000,000 in the aggregate. NFI agrees to name KIRKLAND’s as an additional insured on the above policies.

(b)    NFI shall use its best efforts to cause all coverages to be on an occurrence basis. All deductibles and participation amounts on the policies of insurance shall be paid by NFI.

(c)    Upon the execution of this AGREEMENT, NFI shall furnish to KIRKLAND’S a certificate of insurance from its insurance carriers or agent reflecting that NFI’s insurance coverages are consistent with all requirements under this AGREEMENT, and providing that NFI and/or its agents will make reasonable efforts to notify, but shall incur no obligation or liability should it fail to do so, KIRKLAND’S in writing at least 30 days prior to any cancellation, termination, non-renewal or modification to NFI’s policies, without liability on the part of NFI, such insurance carriers or agents for failure to do so. NFI shall provide KIRKLAND’S with renewal or replacement certificate(s) not less than thirty (30) days subsequent thereto. If the replacement coverage is not obtained by the date in which the coverage is terminated, modified or expired, the KIRKLAND’S may terminate this AGREEMENT effective upon the termination, cancellation or expiration of the insurance by written notice to NFI.

7.7
All insurance carried shall be issued by an insurance company qualified and licensed to do business in Texas and have an overall rating of Class A- or better and financial rating of Class VIII or better as rated in the most current available Best’s Key Rating guide.

7.8	KIRKLAND’S shall maintain insurance coverage on its own GOODS throughout the AGREEMENT PERIOD, through a licensed and reputable insurance KIRKLAND’S.

7.9
Subject to the limitations set forth herein, each party shall indemnify, defend and hold the other party harmless from and against any and all third party losses, damages, claims, demands, costs, expenses, suits and liabilities (including reasonable attorneys’ fees) that arise from injuries or death to persons or damage to property caused by the indemnifying party’s negligent acts or omissions (excepting any loss or damage to KIRKLAND’S’s GOODS otherwise covered by the limitations set forth above).

7.10
All of NFI’s policies shall be written as a primary policies and any insurance carried by KIRKLAND’S, shall be non-contributing with NFI’s policies with respect to liability assumed by NFI under this written Agreement.

8.	Confidentiality
“Confidential Information” shall mean all trade secrets, pricing, marketing and business plans, financial or technical information, records, processes, procedures, and any and all other information exchanged by the PARTIES hereunder. Each party hereto agrees that it shall not disclose the Confidential Information of the other party without the prior written consent of the other; and shall use Confidential Information of the other party only as necessary to fulfill their respective obligations hereunder or for its own internal administration or management. Each party agrees that it shall limit such disclosure to its respective officers, employees, agents or consultants on a need-to-know basis for the purpose of fulfilling its obligations or for its own internal administration or management. The obligations of the PARTIES under this section 8 shall survive the termination or expiration of this AGREEMENT for a period of three (3) years. Each party acknowledges and agrees that the other party is entering into the AGREEMENT in reliance upon the covenants in this paragraph, and that in the event of a breach of the covenants in this paragraph and in addition to any other rights a party may have under this AGREEMENT for such a breach, the non-breaching party will suffer irreparable harm and that monetary damages would be inadequate. Accordingly, in addition to such other remedies to which the non-breaching party may be entitled, such party shall be entitled to the remedies of injunction and other equitable relief, and each party agrees to waive any requirement for posting a bond relating thereto.

9.	The AGREEMENT PERIOD

9.1
This AGREEMENT shall be in effect from the Effective Date until the sixtieth (60th) month anniversary of the Date of Commencement (hereinafter: the “TERM”), unless earlier terminated in accordance with the provisions of this Article 9. This AGREEMENT may only be renewed or extended by written AGREEMENT of the PARTIES hereto, and no recourse shall be had to alleged prior dealings, usage of trade, course of dealing or course of performance to extend or renew the term hereof.

9.2
The PARTIES agree that this AGREEMENT may be terminated forthwith: (a) by either Party, without any penalty, upon thirty (30) days’ written notice if the other party commits a material default under this AGREEMENT that is not cured by the defaulting Party within thirty (30) days following written notice of such default; or (b) by NFI, without any penalty, upon ten (10) days’ written notice if KIRKLAND’s fails to make any payment hereunder within ten (10) days after the date on which such payment is due, including payments owing under Section 6.5 hereof. The PARTIES further stipulate that the following shall constitute a material default:

i.
Transfer or assignment of contract without the prior written consent of either party, other than a transfer or assignment of the AGREEMENT by KIRKLAND’S to an affiliate or to a purchaser or all or substantially all of the assets or business of KIRKLAND’S;

ii.	Any act of insolvency or bankruptcy by either party;

iii.
Failure of either party to materially comply with any terms, conditions or obligations of this AGREEMENT and to remedy any such default specified in detail in writing by the aggrieved party within thirty (30) days of receipt of such written notice;

iv.
Failure by NFI to achieve any service level commitment set forth in Appendix A for three consecutive months during the Term or for four or more months in any twelve month period in each case following written notice of such failure by KIRKLAND’S and a meeting between the Parties to mutually determine the actions, if any, that should be taken to remedy such failures;

v.	A material breach of any of the Warehouse Security Standards or if there are repeated theft issues or other repeated breaches of security at the DC; or

vi.	A material adverse change in the financial condition of either party.

In addition to the foregoing, the PARTIES agree that this AGREEMENT may be terminated by KIRKLAND’S on or after the third anniversary of the Date of Commencement in the event of a material adverse change to KIRKLAND’S business or financial condition or the sale of all or substantially all of KIRKLAND’S assets or equity to an unrelated third party, upon giving not less than one hundred and eighty (180) days’ prior written notice to NFI. In the event of termination under this paragraph, KIRKLAND’S will pay NFI upon the effective date of termination an amount equal to six (6) times the sum of the “Facility Lease” component and the three ”Amortization” components (to the extent not fully amortized) of the monthly fixed rate set forth on Exhibit B hereto.

9.3
Upon any termination or expiration of this AGREEMENT, NFI shall perform such activities as are reasonably necessary in connection with KIRKLAND’S’s orderly transition of the GOODS to another location and shall charge KIRKLAND’S for any such SERVICES performed at the rates agreed to in the pricing matrix set forth in Appendix B. No other fees or charges shall be payable by the KIRKLAND’S to NFI as compensation in connection with any such transition of GOODS to another location.

9.4
In any case in which a termination notice has been submitted by either party, the PARTIES' obligations vis-à-vis one another pursuant to this AGREEMENT shall continue until the end of the notice period and termination of the AGREEMENT. No termination or expiration of this AGREEMENT or any part hereof shall release KIRKLAND’S from any obligation to pay to NFI the amount of any payments due to NFI at the effective date of such termination or expiration, nor shall termination or expiration release either Party from any liability or obligation which at the time of such termination or expiration has already accrued to the other Party or which thereafter may accrue in respect of any act or omission prior to such termination or expiration, nor will any such termination or expiration affect in any way the survival of any right, duty or obligation of any Party which is expressly stated elsewhere in this Agreement to survive the expiration or termination of this Agreement. In the event of a default of this AGREEMENT by KIRKLAND’S, NFI shall use commercially reasonable efforts to mitigate its damages (e.g., by marketing the space and reletting the space on market terms to a willing replacement party). In the event of any expiration or termination of this AGREEMENT, NFI and KIRKLAND’S shall cooperate in an orderly transition of NFI’s logistics responsibilities for the SERVICES to KIRKLAND’S and/or KIRKLAND’S’s designee.

10.	Integrity of the AGREEMENT and amending conditions

10.1
The PARTIES hereby acknowledge that this AGREEMENT and the appendices hereto accurately encompass all the rights and obligations of the PARTIES in connection with everything pertaining to this AGREEMENT, and any prior agreement and any exchanges of words and documents between them prior to the signing hereof shall be null and void upon the signing of this AGREEMENT.

10.2
Any change, deletion or addition to this AGREEMENT shall be implemented in writing signed by both Parties. Any waiver or concession of a right and the creation of estoppel against one of the PARTIES shall be valid only if expressly made by that party in writing.

10.3
The PARTIES expressly agree that upon the signing of this AGREEMENT, a relationship of independent contractor and customer shall be formed between them. Nothing in this AGREEMENT shall be interpreted to mean that an employer - employee relationship of any type whatsoever exists under this AGREEMENT between KIRKLAND’S and NFI and/or any of its employees and/or anyone on its behalf. Each party shall compensate and/or indemnify the other party for any payment and/or damage that shall be sustained by the indemnified party as a result of a claim that shall be filed against it, if any, by an employee of the indemnifying party, the cause of which stems from and/or is connected to the existence of employer - employee relations.

10.4
This AGREEMENT has been negotiated freely and openly by the PARTIES, and it shall be intepreted without regard to any presumption or rule requiring construction against the party causing this AGREEMENT, or any part thereof, to be drafted. The PARTIES also agree that recourse shall not be had to alleged prior dealings, usage of trade, course of dealing, or course of performance to explain or supplement the express terms of the AGREEMENT.

11.	No Lien Rights
NFI shall not be entitled to any lien on the GOODS, except as and to the extent required by Applicable Laws. Notwithstanding the foregoing, in the event that any such lien rights may be waived by NFI, NFI hereby waives any and all such lien rights in full and agrees to sign any and all other documents as may be necessary to give full effect to such waiver.

12.	Miscellaneous

12.1	This Agreement shall be interpreted under the state laws of Tennessee, without regard to any conflict of laws provisions.

12.2
Any controversy, dispute or claim arising out of or relating to this AGREEMENT, or the breach or alleged breach thereof, shall be settled by final, binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. Any such arbitration proceeding shall be conducted by three arbitrators, one selected by KIRKLAND’S, one selected by NFI, and the third to be mutually agreed upon by the two arbitrators selected by the PARTIES, and shall be conducted in Dallas, Texas. The arbitrators shall apply the Federal Rules of Civil Procedure and the Federal Rules of Evidence to the arbitration proceeding. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Parties shall share equally any applicable arbitration fees and the fees and costs of the three arbitrators, but shall otherwise be responsible for their respective costs and expenses associated with the arbitration.

12.3
The consent of the PARTIES to deviate from the conditions of this AGREEMENT in a certain case, or a discount or deferment given by one party to the other shall not constitute a precedent and shall not serve as an implication for another case.

12.4
If, in a certain case, one of the PARTIES does not exercise its rights pursuant to this AGREEMENT, this shall not be deemed mitigation or waiver of those rights in another case, and this conduct shall not be deemed a mitigation or waiver of the PARTIES’ rights pursuant to this AGREEMENT.

12.5
This AGREEMENT may be executed in counterparts. Each counterpart, including a signature page executed by each of the PARTIES hereto, shall be an original counterpart of this AGREEMENT and all such counterparts together shall constitute one instrument. Each counterpart may be signed and executed by the PARTIES and transmitted by facsimile transmission and shall be valid and effective as if executed as an original.

12.6
NFI shall not assign, delegate or subcontract any of its rights or obligations under this AGREEMENT, or any part thereof, to any other person, firm or other entity without the prior written consent of KIRKLAND’S. Notwithstanding the foregoing, NFI may subcontract or delegate customary tasks in performance of the SERVICES, such as the engagement of carriers and temporary workers, without the prior written consent of KIRKLAND’S. NFI shall also be permitted to assign or delegate all or any part of its rights or obligations under this AGREEMENT to any of its Affiliates. The term “Affiliates” shall be defined as any entity directly or indirectly controlling or controlled by, or under direct or indirect common control of NFI whether now existing, or subsequently created or acquired during the term of this AGREEMENT (including, without limitation, joint ventures or other entities in which any such entity is a shareholder). KIRKLAND’S may assign this AGREEMENT to any purchaser of all or substantially all of the business or assets of KIRKLAND’S with notice to NFI. Every covenant, term, provision and agreement contained in the AGREEMENT shall be binding upon and inure to the benefit of the PARTIES hereto and their respective successors and permitted assigns.

13.	Notices

Any notice to be given pursuant to the AGREEMENT, which is given in writing pursuant to the below addresses, shall be deemed to have been so delivered within 5 business days from the date of submission of the letter for dispatch by registered mail. A notice delivered by hand or by reputable overnight courier (FedEx, DHL or UPS) shall be deemed to have been delivered at the time of its delivery against the addressee’s written confirmation.

For KIRKLAND’S

Kirkland’s, Inc.
5310 Maryland Way, Brentwood, TN 37027
Attn: Mr. John Stacy, VP Supply Chain

With a copy to:

Kirkland’s, Inc.
5310 Maryland Way, Brentwood, TN 37027
Attn: Legal Department

For NFI

National Distribution Centers, LLC
2 Cooper Street
Camden, NJ 08103
Attention: President

With a copy to: General Counsel

14.
Intellectual Property; Publicity; Press Releases. Notwithstanding anything in this AGREEMENT to the contrary, (a) KIRKLAND’S or an affiliate of KIRKLAND’S is and shall remain the exclusive owner or licensee of all intellectual property in the GOODS and the trademarks, service marks, trade names, trade dress, logos and copyrights related thereto, and NFI shall not during the term of this AGREEMENT or at any time thereafter dispute or contest KIRKLAND’S’s or its licensors' or another manufacturer's intellectual property rights associated with or in the GOODS; (b) NFI shall not, without the KIRKLAND’S’s prior written consent, use the name, service marks or trademarks of KIRKLAND’S or any of its affiliates; and (c) NFI shall not issue any press release or make any other written public statement with respect to this AGREEMENT, its contents and matters related thereto without the prior written consent of KIRKLAND’S subject to any applicable legal requirements.

15.
Record Retention and Right to Inspect: NFI shall keep and maintain at its principal office complete, true and correct documents and records relating to all material aspects of the SERVICES, including all sales and inventory transactions and available reports and/or information provided by NFI’s computer system as may be relevant to the SERVICES provided to KIRKLAND’S, for a period of not less than three (3) years from the date of generation. KIRKLAND’S and its authorized agents shall have full access to all reasonable documents and records described in this Section (subject to Applicable Laws) for a three year period from the generation date and shall, at KIRKLAND’S’s cost, have the right to audit, inspect and copy all such reasonable books and records upon reasonable request during normal business hours. In addition, KIRKLAND’S has the right to inspect NFI’s warehouse and Distribution systems upon reasonable prior written request. This request will be during normal business hours and will give NFI at least seventy-two (72) hours’ notice. The right to audit shall expire upon the earlier of the expiration date of the retention period of the applicable document or one year from the termination or expiration of this AGREEMENT.

16.
Title: The KIRKLAND’S shall own all right, title and interest in and to all GOODS at all times prior to transfer of title of such GOODS to KIRKLAND’S’s customers. NFI agrees to place and maintain any GOODS furnished by KIRKLAND’S in a reasonably clean, secure environment within the DC. NFI shall place GOODS in a space within the DC that is physically segregated from all other products and equipment (the "Storage Space"), properly identified by signage as being the exclusive property of KIRKLAND’S, and NFI shall not commingle such GOODS with the products or equipment of any other person or entity or use such GOODS for any other customer or for any other purpose other than performing the SERVICES under this AGREEMENT. NFI agrees that it will not take any actions or make any representations to third parties, including, but not limited to NFI’s creditors and potential creditors, inconsistent with KIRKLAND’S’s exclusive title to the GOODS. Any attempt by NFI to pledge, sell, transfer or otherwise dispose of the GOODS shall be null and void. NFI agrees to negotiate in good faith with KIRKLAND’S or its lenders such reasonable documents as may be reasonably required by KIRKLAND’S or its lenders, in order to lawfully protect the GOODS stored in the DC from claims of NFI’s creditors.

17.	Language: The PARTIES have required that this AGREEMENT and all deeds, documents, and notices relating to this AGREEMENT be drawn up in the English language.

18.
Force Majeure. For the purposes of this AGREEMENT, "Force Majeure" means, in relation to either party, any circumstances beyond the reasonable control of that party including, without limitation, any strike, lock-out or other form of industrial action (except by employees, third-party contractors, sub-contractors, or any other parties under the control of the party claiming Force Majeure), civil disturbance, war, fire, explosion, storms, flood, earthquake, epidemic or other natural physical disaster. If any Force Majeure occurs in relation to either party which affects or may affect the performance of any of its obligations under this AGREEMENT, it shall forthwith notify the other party as to the nature and extent of the circumstances in question. Neither party shall be deemed to be in breach (including material breach) of this AGREEMENT, or shall otherwise be liable to the other, by reason of any delay in performance, or the non-performance, of any of its obligations hereunder, to the extent that the delay or non-performance is due to any Force Majeure and the time for performance of that obligation shall be extended accordingly. If the performance by either party of any of its obligations under this AGREEMENT is prevented or delayed by Force Majeure for a continuous period in excess of thirty (30) days, the PARTIES shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable. If the performance by either party of any of its obligations under this AGREEMENT is prevented or delayed by Force Majeure for a continuous period in excess of sixty (60) days, either party may terminate this AGREEMENT by providing not less than ten (10) days written notice to the other.

19.
Order of Precedence. In the event of a direct conflict between the terms of this AGREEMENT and any exhibits or appendices, including without limitation, the Quality Agreement this AGREEMENT shall govern.

20.	Disaster Recovery, Business Continuity, and Change Control

20.1
During the term of this AGREEMENT, NFI shall at all times maintain a disaster recovery plan and a business continuity plan, each of which shall be reasonably sufficient to substantially restore NFI’s operations in the event of a physical disaster or other business interruption within a commercially reasonable amount of time. NFI represents and warrants that during the term of this AGREEMENT, such disaster recovery plan and business continuity plan shall each be reviewed and tested annually to ensure that they are sufficient to substantially restore NFI’s operations in the event of a physical disaster or other business interruption within a commercially reasonable amount of time

20.2
During the term of this AGREEMENT, NFI shall maintain reasonable and adequate change control process designed to ensure that all information technology system changes are properly tested prior to implementation in a production environment and do not disrupt NFI’s ability to communicate with and serve KIRKLAND’S.

20.3
NFI represents and warrants that the descriptions of its disaster recovery plan, business continuity plan and change control process set forth in Appendix E accurately describes the material aspects of each such plan or process. KIRKLAND’S reserves the right to audit these plans and processes at any time for the duration of this AGREEMENT to ensure that they are in effect and properly maintained.

21.1
If, for any reason, NFI fails to maintain these plans in a manner reasonably acceptable to KIRKLAND’S and consistent with prevailing industry standards, KIRKLAND’S will notify NFI in writing of such deficiency, and such deficiency must be corrected to KIRKLAND’S’s reasonable satisfaction within 90 days of such notification. If NFI fails to correct such deficiency to KIRKLAND’S’s reasonable satisfaction within such 90 day notice period, such failure shall constitute a material breach of this AGREEMENT, and KIRKLAND’S shall be entitled to terminate this AGREEMENT immediately upon written notice to NFI.

In witness whereof the PARTIES affix their signatures:

NATIONAL DISTRIBUTION CENTERS, LLC		KIRKLAND’S, INC.
BY:	/s/ Kevin Patterson	BY:	/s/ Mike Cairnes
NAME:	KEVIN PATTERSON	NAME:	MIKE CAIRNES
TITLE:	PRESIDENT	TITLE:	PRESIDENT
DATE:	March 22, 2019	DATE:	March 20, 2019